UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-K
ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933
For the fiscal year ended December 31, 2017

WORTHY PEER CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Commission file number:	024-10766

Delaware	81-4011787
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4400 N. Federal Highway, Suite 210-12, Boca Raton, FL	33431
(Address of principal executive office)	(Zip Code)

(561) 504-4299
(Registrant’s telephone number, including area code)

Worthy Bonds
(Title of each class of securities issued pursuant to Regulation A)

PART II

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This annual report contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include information concerning our possible or assumed future results of operations and expenses, business strategies and plans, competitive position, business environment, and potential growth opportunities. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this annual report. Also, forward-looking statements represent our beliefs and assumptions only as of the date of this annual report. You should read this annual report and the other documents that we have filed with the U.S. Securities and Exchange Commission (“SEC”), completely and with the understanding that our actual future results may be materially different from what we expect.

Any forward-looking statement made by us in this annual report speaks only as of the date on which it is made. Except as required by law, we disclaim any obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

OTHER INFORMATION

When used herein, the terms “we,” “us,” “ours,” “Worthy,” and the “Company” refer to Worthy Peer Capital, Inc., a Delaware corporation. The information which appears on our website at www.worthybonds.com is not part of this annual report.

When used herein, “2017” means the year ended December 31, 2017, “2016” means the period from inception (June 9, 2016) through December 31, 2016, and “2018” means the year ending December 31, 2018.

Item 1.	Business.

Background

We are a wholly owned subsidiary of Worthy Financial, Inc. (“WFI”), a Delaware corporation, which was organized in February 2016 by Sally Outlaw, our President and CEO. Ms. Outlaw is a leading crowd funding strategist and a Registered Investment Advisor.

WFI was organized to create a “Worthy Community” which we are initially targeting to the millennials who are surpassing the baby boomers as the nation’s largest living generation. Management believes that this demographic in large part has a basic distrust of old guard financial institutions, is burdened by student loans and other debt, change employment frequently and is unable to save money and/or fund a retirement program. At the same time there are two rapidly growing trends – peer financing and robo investing.

WFI has developed a mobile app, the Worthy App, for members of its potentially targeted community, which management believes to be is approximately 74,000,000 millennials, who spend more than $600 billion per year. The Worthy App was launched by WFI in early March of 2018. The Worthy App seeks to monetize debit cards, checking account linked credit card purchases and other checking account transactions by rounding up the purchase to the next whole dollar amount until the “round up” reaches $10.00, at which time the member can thereafter purchase at $10.00 Worthy Bonds in our Regulation A+ Offering as described later in this section. The Worthy App is available for Apple i phone users from the Apple Store and for Android phone users from the Play Store.

Procedurally, Worthy members download the “App” and simply link their debit card or credit card to the App. Every time the member shops or completes any checking account transaction, the App automatically rounds up their purchase to the next dollar, tracks the spare change and then permits the member to use it to invest in the Worthy Bonds. The member’s bank accounts are monitored and the money is transferred via ACH once the round up amounts reaches $10.00. Members using this App can also make one time or recurring contributions (the “Contributions”) to buy Worthy Bonds. Direct sales of the Worthy Bonds may also be made independent of the Worthy App.

Through the Worthy App and our website we also provide access to services, which will be attractive to the Worthy Community and others, such as personal loans (often used to reduce or pay off higher interest rate loans such as credit cards), small business loans, student loans, auto loans, student loan refinancing and debt counseling. Referral fees will be paid to WFI and shared with us. Worthy has established a Worthy Referral Partner List of Lenders, which includes:

•	Personal loans – Pave, Upstart and Prosper
•	Student loans – Common Bond and SoFi
•	Business loans – Street Shares and Funding Circle

In addition to the millennials, we may also seek to establish strategic relationships with local and national companies to incorporate our services to the benefits it provides to its hourly employees, borrowers and users, as well as veterans and municipal employees and colleges and university alumni associations.

Our Regulation A+ Public Offering

Pursuant to our Regulation A+ offering circular that was qualified by the SEC on January 4, 2018, we are presently engaged in an offering to the public of Worthy Bonds, with a total value of up to $50 million on a continuous basis. The Worthy Bonds:

•	are priced at $10.00 each;
•	represent a full and unconditional obligation of the Company;
•	bear interest at 5% per annum;
•	have a term of three years, renewable at the option of the bond holder;
•	are not payment dependent on any underlying small business loan.

The Worthy Bonds are not dependent upon any particular loan and remain at all times the general obligations of Worthy. The Worthy Bonds are being offered pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended, for Tier 2 offerings. The Worthy Bonds are being offered directly by the Company and its management on a “best efforts” basis. No commissions or other compensation will be paid to Company management with respect to sales initiated by them. We will not issue more than $50 million of securities pursuant to the offering circular in any 12-month period. Proceeds from the sale of the Worthy Bonds will be used to fund loans and for general corporate purposes, including the costs of the offering. As of April 25, 2018, we have sold $145,819 principal amount of Worthy Bonds in this offering.

Worthy Website

We operate one website: www.worthybonds.com. Prospective Worthy Bonds investors will create a username and password, and indicate agreement to our terms and conditions and privacy policy.

The following features are available to participants in the Worthy Bonds program through our website:

•	Available Online Directly from Us. You can purchase Worthy Bonds directly from us through our website.
•

No Purchase Fees Charged. We will not charge you any commission or fees to purchase Worthy Bonds through our website. However, other financial intermediaries, if engaged, may charge you commissions or fees.

•	Invest as Little as $10. You will be able to build ownership over time by making purchases as low as $10.
•	Flexible, Secure Payment Options. You may purchase Worthy Bonds electronically or by wire transfer, and we will provide funding instructions.
•	View Your Portfolio Online. You can view your investments, returns, and transaction history online, as well as receive tax information and other portfolio reports.

Our Business

Under our business model, we intend to generate revenue in multiple ways: through fees charged to borrowers, interest generated from each loan that we purchase or in which we participate and fees from ancillary services that we introduce to our Worthy members and others provided by us.

It is the intention of Worthy to provide (i) loans to manufacturers, wholesalers, and retailers secured by inventory, (ii) retail inventory financing, (iii) purchase order financing, and (iv) factoring financing. The retail inventory financing is a form of asset-based lending that allows retailers and wholesalers to use inventory as collateral to obtain a line of credit from us. The line of credit can be used to purchase additional inventory or help the business purchase additional inventory.

Purchase order financing allows manufacturers and wholesalers to receive up to 100 percent of the funds needed to fill an order for specified merchandise when they are unable to do so on their own.

It is also our intention to purchase directly or indirectly accounts receivable in a factoring transaction. Factoring is a financial transaction and type of debtor financing in which a business sells its accounts receivables (i.e., invoices) to a third party called a factor at a discount.

To a lesser extent we may also make secured loans to other types of borrowers provided the amount and nature of such loans does not cause us to lose our exemption from the registration requirements of the Investment Company Act of 1940.

We anticipate that we will generate fees from our ancillary services by agreement with WFI. These ancillary services will be from introducing our bond holders to providers of personal loans, student loans, and small business loans. We are to receive 1/3 of the fees received by WFI. We are unable to anticipate the amount of the loans or the fees we will receive.

Involvement in Certain Legal Proceedings

We are not a party to any litigation.

Our History

We were organized under the laws of the State of Delaware on June 9, 2016.

Risk Factors

Risks Related to Our Industry

The lending industry is highly regulated. Changes in regulations or in the way regulations are applied to our business could adversely affect our business.

Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

The initiation of a proceeding relating to one or more allegations or findings of any violation of such laws could result in modifications in our methods of doing business that could impair our ability to collect payments on our loans or to acquire additional loans or could result in the requirement that we pay damages and/or cancel the balance or other amounts owing under loans associated with such violation. We cannot assure you that such claims will not be asserted against us in the future.

Worsening economic conditions may result in decreased demand for loans, cause borrowers’ default rates to increase, and harm our operating results.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, historically have created a difficult environment for companies in the lending industry. Many factors, including factors that are beyond our control, may have a detrimental impact on our operating performance. These factors include general economic conditions, unemployment levels, energy costs and interest rates, as well as events such as natural disasters, acts of war, terrorism, and catastrophes.

Our borrowers are individuals and small businesses. Accordingly, our borrowers have historically been, and may in the future remain, more likely to be affected or more severely affected than large enterprises by adverse economic conditions. These conditions may result in a decline in the demand for loans by potential borrowers or higher default rates by borrowers.

There can be no assurance that economic conditions will remain favorable for our business or that demand for loans in which we participate or default rates by borrowers will remain at current levels. Reduced demand for loans would negatively impact our growth and revenue, while increased default rates by borrowers may inhibit our access to capital and negatively impact our profitability. Further, if an insufficient number of qualified individuals and small businesses apply for loans, our growth and revenue would be negatively impacted.

Competition for employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Competition for highly skilled personnel, especially data analytics personnel, is extremely intense, and we could face difficulty identifying and hiring qualified individuals in many areas of our business. We may not be able to hire and retain such personnel. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we intend to invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve borrowers could diminish, resulting in a material adverse effect on our business. We currently have no full time employees. However, management and staffing are presently provided by our parent company at no cost to us.

Risks Related to Our Company

We are an early-stage startup with no operating history, and we may never become profitable.

We do not expect to be profitable for the foreseeable future. If we are unable to obtain or maintain profitability, we will not be able to attract investment, compete, or maintain operations.

There is substantial doubt about our ability to continue as a growing concern.

There is substantial doubt about our ability to continue as a growing concern. No assurances can be given that the Company will achieve success in selling its Worthy Bonds.

We have a limited operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a limited operating history in an evolving industry that may not develop as expected. Assessing our business and future prospects is challenging in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to:

•	increase the number and total volume of loans and other credit products extended to borrowers;
•	improve the terms on which loans are made to borrowers as our business becomes more efficient;
•	increase the effectiveness of our direct marketing and lead generation through referral sources;
•	successfully develop and deploy new products;
•	favorably compete with other companies that are currently in, or may in the future enter, the business of lending to small businesses;
•	successfully navigate economic conditions and fluctuations in the credit market;
•	effectively manage the growth of our business; and
•	successfully expand our business into adjacent markets.

We may not be able to successfully address these risks and difficulties, which could harm our business and cause our operating results to suffer.

If the information provided by borrowers is incorrect or fraudulent, we may misjudge a customer’s qualification to receive a loan, and our operating results may be harmed.

Our loan participation or loan decisions are based partly on information provided to us by loan applicants. To the extent that these applicants provide information to us in a manner that we are unable to verify, we may not be able to accurately assess the associated risk. In addition, data provided by third-party sources is a significant component of our underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business, and operating results.

Our risk management efforts may not be effective.

We could incur substantial losses, and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk, as well as operational risks related to our business, assets, and liabilities. To the extent our models used to assess the creditworthiness of potential borrowers do not adequately identify potential risks, the risk profile of such borrowers could be higher than anticipated. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks that we have identified, or identify concentrations of risk or additional risks to which we may become subject in the future.

We will rely on various referral sources and other borrower lead generation sources, including lending platforms.

Unlike banks and other larger competitors with significant resources, we intend to rely on our smaller-scale marketing efforts, affinity groups, partners, and loan referral services to acquire borrowers. We do not have exclusive rights to referral services, and we cannot control which loans or the volume of loans we are sent. In addition, our competitors may enter into exclusive or reciprocal arrangements with their own referral services, which might significantly reduce the number of borrowers we are referred. Any significant reduction in borrower referrals could have an adverse impact on our loan volume, which will have a correspondingly adverse impact on our operations and our company.

We will face increasing competition and, if we do not compete effectively, our operating results could be harmed.

We compete with other companies that lend to individuals and small businesses. These companies include traditional banks, merchant cash advance providers, and newer, technology-enabled lenders. In addition, other technology companies that lend primarily to individual consumers, such as Lending Club and Prosper Marketplace, have already begun to focus, or may in the future focus, their efforts on lending to small businesses.

Many of these competitors have significantly more resources and greater brand recognition than we do and may be able to attract borrowers more effectively than we do.

When new competitors seek to enter one of our markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or credit terms prevalent in that market, which could adversely affect our market share or ability to explore new market opportunities. Our pricing and credit terms could deteriorate if we act to meet these competitive challenges. Further, to the extent that the fees we pay to our strategic partners and borrower referral sources are not competitive with those paid by our competitors, whether on new loans or renewals or both, these partners and sources may choose to direct their business elsewhere. All of the foregoing could adversely affect our business, results of operations, financial condition, and future growth.

The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business.

The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

We are reliant on the efforts of Sally Outlaw and Alan Jacobs.

We rely on our management team and need additional key personnel to grow our business, and the loss of key employees or inability to hire key personnel could harm our business. We believe our success has depended, and continues to depend, on the efforts and talents of our executive officers, Sally Outlaw, our Chief Executive Officer, and Alan Jacobs, our Chief Operating Officer. Ms. Outlaw and Mr. Jacobs have expertise that could not be easily replaced if we were to lose any or all of their services.

The nature of our business may subject us to regulation as an investment company pursuant to the Investment Company Act of 1940.

We believe that we fall within the exception of an investment company provided by Section 3(c)(5)(A) and/or Section 3(c)(5)(B) of the Investment Company Act of 1940. Section 3(c)(5)(A) provides an exemption for a company that is primarily engaged in purchasing or otherwise acquiring notes representing part or all of the sales price of merchandise and/or services. Section 3(c)(5)(B) provides an exemption for a company that is primarily engaged in making loans to manufacturers, wholesalers and retailers of and to prospective purchasers of specified merchandise and/or services. To a lesser extent we may also make secured loans to other types of borrowers provided the amount and nature of such loans does not cause us to lose our exemption from the registration requirements of the Investment Company Act of 1940. If for any reason we fail to meet the requirements of the exemptions provided by Section 3(c)(5)(A) or 3(c)(5)(B) we will be required to register as an investment company, which could materially and adversely affect our proposed plan of business.

Compliance with Regulation A and reporting to the SEC could be costly.

Compliance with Regulation A could be costly and requires legal and accounting expertise. Because the new rules implementing Title IV of the Jumpstart Our Business Startups Act of 2012 took effect in June 2015, we have no experience complying with the new provisions of Regulation A or making the public filings required by the rule. Our legal and financial staff may need to be increased in order to comply with Regulation A. Compliance with Regulation A will also require greater expenditures on outside counsel, outside auditors, and financial printers in order to remain in compliance. Failure to remain in compliance with Regulation A may subject us to sanctions, penalties, and reputational damage and would adversely affect our results of operations.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this annual report.

Overview

We are an early-stage company, which intends to provide (i) loans to manufacturers, wholesalers, and retailers secured by inventory, (ii) retail inventory financing, (iii) purchase order financing, and (iv) factoring financing. The retail inventory financing is a form of asset-based lending that allows retailers and wholesalers to use inventory as collateral to obtain a line of credit from us. We may also purchase directly or indirectly third party accounts receivables in a factoring transaction.

Going Concern

For 2017, we reported a net loss of $13,919, cash used in operating activities of $13,919 and we had an accumulated deficit of $50,345 at December 31, 2017. We have yet to generate any revenues. The report of our independent registered public accounting firms, on our audited consolidated financial statements at December 31, 2017 and 2016 and for the years then ended, contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern based upon our net losses, cash used in operations, accumulated deficit and lack of revenues. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our audited financial statements appearing elsewhere in this report do not include any adjustments that might result from the outcome of this uncertainty. There are no assurances we will be successful in our efforts to generate revenues or report profitable operations or to continue as a going concern.

Operating Results

Since inception through December 31, 2017 we have engaged in organizational activities and we did not generate any revenues during 2017 or 2016. In January 2018 we began offering Worthy Bonds in our public offering described elsewhere in this report, and in March 2018 the Worthy App was launched. The free mobile app allows users to use their credit or debit cards as they do ordinarily with WFI tracking their purchases and "rounding up" each purchase to the next higher dollar until the 'round up" reaches $10.00 at which time the user purchases a $10.00 Worthy Bond. The free mobile app is available for Apple i phone users from the Apple Store and for Android phone users from the Play Store.

Our general and administrative expenses decreased approximately 62% in 2017 as compared to 2016. This decrease is primarily attributable to a reduction in professional fees. During 2018, however, we expect our general and administrative expenses to increase as a result of the continued expansion of our operations and additional legal and accounting fees we will incur in connection with our public reporting obligations. However, we are unable at this time to quantify these expected increases.

Until such time as we begin generating significant revenues, we expect to continue to report net losses.

Liquidity and Capital Resources

At December 31, 2017 we had a working capital of $9,255 as compared to a working capital deficit of $36,326 at December 31, 2016. As of this date we have very limited resources and funding has historically been provided by our parent and, to a lesser extent, advances by one of our officers. As of this date we have not identified any sources of capital other than our parent and sales of our Worthy Bonds. During 2017 our parent company made capital contributions to us of $59,500, loans of $11,410 and an officer lent us an additional $444. At December 31, 2017 we owed these related parties $48,280. Subsequent to December 31, 2017, we repaid $25,000 of the amounts due our parent company and it converted an additional $15,000 to a capital contribution.

While we do not have any commitments for capital expenditures, until such time as we have raised sufficient working capital through the sale of Worthy Bonds, and our revenues are sufficient to pay our operating expenses, we are dependent upon additional funding to be provided by our parent. It is the intention of WFI to raise funding for our working capital. There is no written agreement between us and WFI. On June 20, 2017, WFI raised $600,000 from one accredited investor approximately $27,532 of which has been used to pay certain of our professional and other expenses. Additionally WFI has undertaken a further private financing of up to $1 million to provide funds for us as well as its other business needs. There is no certainty that our parent will raise any funds or if a financing can be made under reasonable terms.

Net cash used in operating activities in 2017 was $13,919 as compared to $6,426 in 2016. In both periods cash was used to fund our losses. Net cash provided by financing activities was $71,354 in 2017, which included capital contributions from our parent and loans from related parties. Net cash provided by financing activities in 2016 represented loans from related parties and the proceeds of the sale of common stock to our parent.

Plan of Operations

We are a newly organized company and since inception have worked on organizational and development matters. We have engaged with WFI in beta testing the App and website improvement. We began selling Worthy Bonds in January 2018 and through April 25, 2018 we have raised $145,819 in proceeds. For the twelve months following the commencement of the offering, WFI will continue to meet with potential funding sources to raise funding for our working capital. During that same period we will continue to seek to sell our Worthy Bonds and invest the proceeds in asset based business loans. As part of our selling and marketing efforts, we will meet with groups whose employees may be potential purchasers of our Worthy Bonds. Given the uncertainty of the amount of Worthy Bonds that we will sell makes it difficult to provide a plan of operations in greater detail. Until cash flow permits compensation will not be paid to our officers, directors or employees and we will rely, if necessary, on advances from our parent as to which we have no assurances. In the absence of cash flow employees will not be compensated. Depending on the amount of proceeds from this offering, during the first twelve months we will rely on funds advanced by our parent.

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are fully described in Note 3 to our financial statements appearing elsewhere in this report, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our financial statements.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers short-term interest bearing investments with initial maturities of three months or less to be cash equivalents. The Company has no cash equivalents at December 31, 2017 or 2016.

Income taxes

Income taxes - The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax- planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of Topic 740.

The Company accounts for uncertain tax position in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. As required by the relevant guidance, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would, more likely than not, sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company has applied the guidance to all tax positions for which the statute of limitations remained open.

The Company is subject to income taxes in the United States Federal jurisdiction and Florida. The Company recognizes interest and penalty accrued related to unrecognized tax benefits in its income tax expense. No interest or penalties have been accrued for all periods presented.

Risks and uncertainties

The Company’s business could be impacted by continuing price pressure on its operating costs, acceptance of its products or services in the market place, new competitors, changing federal and/or state legislation, new technologies and other factors. Adverse changes in these areas could negatively impact the Company’s financial position, results of operations and cash flows.

Item 3.	Directors and Officers.

Our executive officers and directors are as follows:

Name	Age	Position	Term of Office

Sally Outlaw	55	Chief Executive Officer, Co-Founder, Director	Since June 2016

Alan Jacobs	76	Senior Vice President, Chief Operating Officer, Director	Since June 2016

Sally Outlaw as a co-founder of the Company has served as our chief executive officer and director since inception. For more than the past five years she has been very active in the promulgation of the crowd funding rules and regulations. Since October 2010 she has been the president of Peerbackers LLC, which has been engaged in all aspects of crowd funding. Ms. Outlaw is also president and CEO of Peerbackers Advisory LLC, an SEC Registered Investment Advisor. She has also been chief executive officer of Worthy Financial, Inc. since its inception in 2016.

Alan Jacobs has served as our senior vice president, chief operating officer and director since inception. For more than the past five years he has been engaged as a business consultant for various early stage companies. From September 2014 to December 2015, Mr. Jacobs was associated with ViewTrade Securities, a FINRA registered broker-dealer. Prior to that time and for more than 30 years, Mr. Jacobs was associated with several FINRA registered broker-dealers including Ladenburg Thalman, Josephthal & Company, and Capital Growth Securities. Mr. Jacobs received his bachelor’s degree from Franklin and Marshall College and law degree from Columbia University. Mr. Jacobs has also been senior vice president of Worthy Financial, Inc. since 2016. He is also president of Wheelchair Fitness Inc. and director of business development of SSTI, Inc. since 2015.

Family Relationships

None.

Conflicts of Interest

We do not believe that we are a party to any transactions that contain or give rise to a conflict of interest between any of our directors, officers and major stockholders on the one hand, and Worthy Peer Capital on the other hand.

Compensation of Directors and Executive Officers

We have not paid any compensation since inception and have no intentions to pay compensation until there is a positive cash flow from our operations. There are no employment agreements or proposed compensation.

Item 4.	Security Ownership of Management and Certain Securityholders.

We currently have 1,000,000 shares of our common stock outstanding, which are all owned by WFI. WFI has 1,184,106 shares outstanding, which are held as of April 25, 2018, by the executive officers and directors and holders of more than 5% of the common stock of WFI as follows:

Name and address of beneficial owner(1)	Amount and nature of beneficial ownership of WFI		Percent of class
Sally Outlaw	419,790	(2)	34%
Alan and Susan Jacobs	200,000	(2)	16.6%
All officers and directors, as a group (2 persons)	848,750		50.6%
Randolph H. Pohlman (3)	100,000		8.4%
Jack W. and Susan S. Richards	190,356		16.1%
Andrew Rachmell	228,960	(2)(4)	19.3%

———————

(1)	Unless otherwise noted, the address of each executive officer, directors or 5% shareholder is Worthy Financial, Inc., 4400 North Federal Highway, Suite 210-12, Boca Raton, Florida 33431

(2)	All shares are held indirectly through WFI.

(3)	Shares are held by the Randolph A. and Jeannette Pohlman Living Trust.

(4)	Mr. Rachmell, a co-founder of our company, served as an officer and director until January 2018. He was also an officer and director of WFI until January 2018.

Item 5.	Interest of Management and Others in Certain Transactions.

During 2017 and 2016 our parent and other related parties have lent us funds for operations or otherwise made capital commitments to us. These transactions are described in detail in Notes 5,6 and 11 of the audited financial statements appearing later in this report.

Item 6.	Other Information.

Between early January 2018 and April 25, 2018 we have sold $145,819 amount of Worthy Bonds in our public offering which is described earlier in this report.

Item 7.	Financial Statements.

Report of Independent Registered Public Accounting Firm

To the Shareholder and the Board of Directors of:

Worthy Peer Capital, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Worthy Peer Capital, Inc. (the “Company”) as of December 31, 2017, the related statements of operations, changes in shareholder’s equity (deficit), and cash flows, for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, to the financial statements, the Company has a net loss and cash used in operations of $13,919 and $13,919, respectively, in 2017, has an accumulated deficit of $50,345 at December 31, 2017 and has yet to generate revenues. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan in regards to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member Center for Public Company Audit Firms

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2018.

Boca Raton, Florida

April 27, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Worthy Peer Capital, Inc.

4400 North Federal Highway, Suite 210-37

Boca Raton, Florida 33431

We have audited the accompanying financial statements of Worthy Peer Capital, Inc (a Delaware corporation), which comprise the balance sheet as of December 31, 2016, and the related statement of operations, statement of changes in shareholder’s deficit and cash flows for the period from inception (June 9, 2016) to December 31, 2106, and the related notes to the financial statements.

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITOR’S RESPONSIBILITY

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Worthy Peer Capital, Inc. as of December 31, 2016, and the results of its operations and its cash flows for the initial period then ended in accordance with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had a net loss and accumulated deficit of $36,000. The Company also had a working capital deficit of $36,326 at that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ D’Arelli Pruzansky, PA
Certified Public Accountants

Coconut Creek,

March 10, 2017

WORTHY PEER CAPITAL, INC.

BALANCE SHEETS

AS OF DECEMBER 31,

	2017	2016
ASSETS

Current Assets
Cash	$57,535	$100
Total Current Assets	57,535	100

TOTAL ASSETS	$57,535	$100

LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$—	$30,000
Advances from parent	47,183	5,773
Advances from officer	1,097	653
Total Current Liabilities	48,280	36,426
Total Liabilities	48,280	36,426

Commitments and contingencies (note 7)	—	—

Shareholder's Equity (Deficit)
Preferred Stock, par value $0.0001, and 1,000,000 shares authorized, and 0 shares issued and outstanding	—	—
Common Stock, par value $0.0001, and 5,000,000 shares authorized, and 1,000,000 shares issued and outstanding	100	100
Additional paid-in capital	59,500	—
Accumulated deficit	(50,345)	(36,426)
Total Shareholder's Equity (Deficit)	9,255	(36,326)

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)	$57,535	$100

The accompanying notes are an integral part of these financial statements

WORTHY PEER CAPITAL, INC.

STATEMENTS OF OPERATIONS

	Year ended December 31, 2017	For the Period from June 9, 2016 (Inception) Through December 31, 2016

Operating Expenses
General and Administrative expenses	$13,919	$36,426

Loss Before Taxes	(13,919)	(36,426)

Less Provision for Income Taxes	—	—

Net Loss	$(13,919)	$(36,426)

Earnings per common share (basic and diluted):

Net loss per common share	$(0.01)	$(0.04)
Weighted average number of shares outstanding	1,000,000	1,000,000

The accompanying notes are an integral part of these financial statements

WORTHY PEER CAPITAL, INC.

STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2017 AND FOR THE PERIOD FROM JUNE 9, 2016 (INCEPTION) THROUGH DECEMBER 31, 2016

	Common Shares	Common Stock, Par Value	Additional Paid in Capital	Accumulated Deficit	Total

Balance at June 9, 2016 (Inception)	—	$—	$—	$—	$—

Common shares issued for cash	1,000,000	100	—	—	100

Net loss	—	—	—	(36,426)	(36,426)

Balance at December 31, 2016	1,000,000	100	—	(36,426)	(36,326)

Capital contribution from parent	—	—	59,500	—	59,500

Net loss	—	—	—	(13,919)	(13,919)

Balance at December 31, 2017	1,000,000	$100	$59,500	$(50,345)	$9,255

The accompanying notes are an integral part of these financial statements

WORTHY PEER CAPITAL, INC.

STATEMENTS OF CASH FLOWS

	Year ended December 31, 2017	For the period from June 9, 2016 (inception) Through December 31, 2016
Cash flows from operating activities:
Net loss	$(13,919)	$(36,426)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Changes in working capital items:
Accounts payable	—	30,000

Net cash used in operating activities	(13,919)	(6,426)

Cash flows from financing activities:
Capital contributions from parent	59,500	—
Loan from parent	11,410	5,773
Loan from officer	444	653
Common shares issued for cash	—	100

Net cash provided by financing activities	71,354	6,526

Net change in cash	57,435	100

Beginning cash	100	—

Ending cash	$57,535	$100

Supplemental Disclosures of Cash Flow Information:

Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

Supplemental Non-Cash Investing and Financing Information

Reclassification of accounts payable to advances from parent	$30,000	$—

The accompanying notes are an integral part of these financial statements

WORTHY PEER CAPITAL, INC.

Notes to Financial Statements

FOR THE YEAR ENDED DECEMBER 31, 2017 AND FOR THE PERIOD FROM JUNE 9, 2016 (INCEPTION) THROUGH DECEMBER 31, 2016

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Worthy Peer Capital, Inc., a Delaware corporation, (the “Company,” “WPC”, “we,” or “us”) was founded June 9, 2016. We are an early stage company which intends to loan or participate in secured loans, primarily to small business borrowers as well as to acquire third party accounts receivables in factoring agreements. We intend to offer the Worthy Bonds in $10.00 increments on a continuous basis directly through our Worthy Peer Capital website. We have yet to commence planned principal operations.

We are a wholly owned subsidiary of Worthy Financial, Inc. (“WFI”), or “Worthy Financial” which owns a mobile app (the “Worthy App”) that allows its users to round up their debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase Worthy Bonds. The “users” may also use additional funds to purchase Worthy Bonds. Through the Worthy App, owned and operated by our parent company, we will also provide access to services, which will be attractive to the Worthy community such as personal loans (often used to reduce or pay off higher interest rate loans such as credit cards), student loans, small business loans, auto loans, student loan refinancing and debt counseling.

Since we have not commenced planned principle operations, the Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to operationalize the Company’s objective and failure to generate sufficient revenues once planned principle operations commence.

NOTE 2. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated net losses and had cash used in operations of approximately $14,000 and $14,000, respectively, for the year ended December 31, 2017 and approximately $36,000 and $6,400, respectively, for the period June 9, 2016 (Inception) through December 31, 2016. The net losses incurred in 2017 and 2016 have resulted in an accumulated deficit of approximately $50,000 at December 31, 2017. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. Financing activities have not yet begun, other than credit extended by suppliers for organizational activities during 2016 and professional fees in 2017, which was primarily due to filing fees, legal and accounting services. During 2017, the Company continues to incur losses, however, the process of obtaining approval of a Form 1-A Regulation A Offering Statement to raise capital has been completed.

In response to the losses incurred in 2017 and 2016, the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Cash on hand was approximately $57,500 at December 31, 2017. This cash was obtained through capital contributions from our parent company.

No assurances can be given that the Company will achieve success in obtaining sufficient levels of end user sell-through necessary to fully sustain its operations, without seeking additional financing. There also can be no assurances that the Form 1-A will result in additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

WORTHY PEER CAPITAL, INC.

Notes to Financial Statements

FOR THE YEAR ENDED DECEMBER 31, 2017 AND FOR THE PERIOD FROM JUNE 9, 2016 (INCEPTION) THROUGH DECEMBER 31, 2016

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the financial statements include estimates of the valuation allowance on deferred tax assets.

Cash and cash equivalents

The Company considers short-term interest bearing investments with initial maturities of three months or less to be cash equivalents. The Company has no cash equivalents.

Income taxes

Income taxes - The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax- planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of Topic 740.

The Company accounts for uncertain tax position in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. As required by the relevant guidance, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would, more likely than not, sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company has applied the guidance to all tax positions for which the statute of limitations remained open.

The Company is subject to income taxes in the United States Federal jurisdiction and Florida. The Company recognizes interest and penalty accrued related to unrecognized tax benefits in its income tax expense. No interest or penalties have been accrued for all periods presented.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net loss by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company does not have any potentially dilutive debt or equity at December 31, 2017 and 2016.

Reclassifications

Certain amounts in the 2016 statements of cash flows have been reclassified from operating activities to financing activities to conform to the 2017 presentation. These reclassifications increased 2016 net cash used in operating activities by $6,426.

WORTHY PEER CAPITAL, INC.

Notes to Financial Statements

FOR THE YEAR ENDED DECEMBER 31, 2017 AND FOR THE PERIOD FROM JUNE 9, 2016 (INCEPTION) THROUGH DECEMBER 31, 2016

NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS AND DEVELOPMENTS

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements. The following are a summary of recent accounting developments.

In February 2016, the FASB issued authoritative guidance, which is included in ASC 842, "Leases." This guidance requires lessees to recognize most leases on the balance sheet by recording a right-of-use asset and a lease liability. This guidance is effective for the Company as of January 1, 2019. The Company is currently evaluating the impact this standard may have on its financial statements.

In May 2014, the FASB issued authoritative guidance, which is included in ASC 606, "Revenue from Contracts with Customers." This guidance provides a single, comprehensive revenue recognition model for all contracts with customers and requires that a company recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In July 2015, the FASB delayed the effective date of this guidance by one year. As a result, this guidance is effective for the Company as of January 1, 2018 and shall be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. Based on the completed analysis, the Company has determined the adjustment will not have a material impact on the financial statements.

The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any other new standards that it believes merit further discussion, and the Company expects that none would have a significant impact on its financial statements.

NOTE 5. ADVANCES FROM OFFICER

The Company is obligated to reimburse one of its officers for advancing the Company funds to cover costs such as filling fees and organizational expense. The balance due is $1,097 and $653 at December 31, 2017 and 2016, respectively, and is due on demand, unsecured and interest free.

NOTE 6. ADVANCES FROM PARENT

The Company is obligated to reimburse its parent for advancing the Company funds to cover costs such as accounting, audit and legal expenses. The balance due is $47,183 and $5,773 at December 31, 2017 and 2016, respectively, and is due on demand, unsecured and interest free.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Legal contingencies

From time to time, the Company may be a defendant in pending or threatened legal proceeding arising in the normal course of its business. Management is not aware of any pending, threatened or asserted claims.

Lease commitments

The Company is in its early stages of development and accordingly, it has not yet been necessary to lease or acquire facilities and equipment.

WORTHY PEER CAPITAL, INC.

Notes to Financial Statements

FOR THE YEAR ENDED DECEMBER 31, 2017 AND FOR THE PERIOD FROM JUNE 9, 2016 (INCEPTION) THROUGH DECEMBER 31, 2016

Concentrations

Concentration of Credit Risk

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through December 31, 2017.

Concentration of Lender

Since inception, we have relied mainly on funding from our Parent Company.

NOTE 8. EQUITY

On June 9, 2016, the Company was founded with the issuance of 1 million shares of our $0.0001 per share par value common stock for $100 to WFI. WFI is the sole shareholder of the Company’s common stock. The Company has authorized 5 million shares of common stock and 1 million shares of preferred stock. No preferred shares have been issued.

During the year ended December 31, 2017, the Company received capital contributions of $59,500 from WFI.

On December 8, 2017, the Company amended its certificate of incorporation changing the total authorized shares to 6,000,000 from 50,000,000 of which 5,000,000 shall be common and 1,000,000 shall be preferred. No preferred shares have been issued.

NOTE 9. INCOME TAXES

For the year ended December 31, 2017 and the period from June 9, 2016 (Inception) through December 31, 2016, the income tax provisions for current taxes were $0.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The majority of temporary differences that result in deferred tax assets and liabilities are the results of carryforward tax credits.

The components of the net deferred tax assets for the year ended December 31, 2017 and for the period from June 9, 2016 (Inception) through December 31, 2016 are as follows:

	Year ended December 31, 2017	For the period June 9, 2016 (inception) through December 31, 2016
Net Operating Loss	$12,400	$14,000
Less: Valuation allowance	(12,400)	(14,000)
Net deferred tax asset	$—	$—

WORTHY PEER CAPITAL, INC.

Notes to Financial Statements

FOR THE YEAR ENDED DECEMBER 31, 2017 AND FOR THE PERIOD FROM JUNE 9, 2016 (INCEPTION) THROUGH DECEMBER 31, 2016

The table below summarizes the reconciliation of our income tax provision computed at the federal statutory rate of 35% and the actual tax provisions for the year ended December 31, 2017 and the period from June 9, 2016 (Inception) through December 31, 2016.

	2017	2016

Expected provision (benefit) at statutory rate	(35.0)%	(35.0)%
State taxes	(3.6)%	(3.6)%
Change in federal rate	14%	0.0%
Non-US	0.0%	0.0%
Non-deductible expense	0.0%	0.0%
Increase in valuation allowance	24.6%	38.6%
Total provision (benefit) for income taxes	0.0%	0.0%

At December 31, 2017 and December 31, 2016 the Company had Federal net operating loss carryforwards of approximately $50,000 and $36,000, respectively. This Federal net operating loss carryforward will expire in 2036 and 2037.

On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (Act). The Act makes significant modifications to the provisions of the Internal Revenue Code, including but not limited to, a corporate tax rate decrease to 21% effective as of January 1, 2018. The Company’s net deferred tax assets and liabilities have been revalued at the newly enacted U.S. Corporate rate in the year of enactment. The adjustment related to the revaluation of the deferred tax asset and liability balances is a net charge of approximately $5,000. This expense is fully offset by a change in valuation allowance. Accordingly, there is no impact on income tax expense as of December 31, 2017.

NOTE 10. RELATED PARTIES

The Company has loans from its parent company and an officer of the Company, see notes 5 and 6. The Company has also received capital contributions from its parent company, see note 8. Lastly, the Company has used office space from the parent company for no charge.

NOTE 11. SUBSEQUENT EVENTS

On January 4, 2018 our Regulation A+ Offering Statement was declared Qualified by the Securities and Exchange Commission allowing for the sale by the Company, within 12 months, of up to $50,000,000 of $10.00, Three Year, 5% Bonds.

On January 5, 2018 the Directors of the Company and Shareholders and Directors of WFI (parent company of the Company) ratified, confirmed and approved the offer and sale of the Worthy Bonds.

Worthy Bond sales subsequent to December 31, 2017, through April 27, 2018 were approximately $146,000. These sales have been recorded as an increase in cash and an increase in a corresponding liability.

In April of 2018, the Company made a payment of $25,000 to WFI in reduction of its advances from parent obligation.

On April 19, 2018 $15,000 of advances from parent obligation was converted to additional Capital Contribution.

The Company has evaluated these financial statements for subsequent events through April 27, 2018, the date these financial statements were available to be issued. Other than those noted above, management is not aware of any events that have occurred subsequent to the balance sheet date that would require adjustment to, or disclosure in the financial statements.

Item 8.	Exhibits.

Exhibit Number	Description
2.1

Certificate of Incorporation of Worthy Peer Capital, Inc., filed with the Delaware Secretary of State on June 9, 2016 (incorporated by reference to Exhibit 2.1 to the registration statement on Form 1-A as filed with the SEC on November 27, 2017, as amended, as qualified on January 4, 2018 (the “1-A”).

2.2	Bylaws of Worthy Peer Capital, Inc. (incorporated by reference to Exhibit 2.2 to the 1-A).
3.1	Form of Worthy Peer Capital Bond (incorporated by reference to Exhibit 3.1 to the 1-A).
3.2	Worthy Bond Investor Agreement (incorporated by reference to Exhibit 3.2 to the 1-A)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly organized.

Dated: April 30, 2018	Worthy Peer Capital, Inc.
By: /s/ Sally Outlaw
Sally Outlaw
Chief Executive Officer, principal executive officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Dated: April 30, 2018	/s/ Sally Outlaw
Sally Outlaw
Director, Chief Executive Officer, principal executive officer

Dated: April 30, 2018	/s/ Alan Jacobs
Alan Jacobs
Director, Senior Vice President and Chief Operating Officer; principal financial and accounting officer